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                                                                   EXHIBIT 23.01


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
ONI Systems Corp.

We consent to the incorporation by reference in the registration statement (Nos. 333-38288, 333-38290 and 333-56304) on Form S-8 of ONI Systems Corp. of our
report dated January 31, 2002, except Note 17, which is as of February 20, 2002, with respect to the consolidated balance sheets of ONI Systems Corp. as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of ONI Systems Corp.


/s/ KPMG LLP


Mountain View, California
March 13, 2002